Exhibit 99.1

Contacts:

Pelican Financial, Inc. - Howard Nathan – P: 800 765-5562

Stark Bank Group, Ltd. – Ken Aschom – P: 239-596-4111

Marcotte Financial Relations - Mike Marcotte – P: 248 656-3873

Pelican Financial, Inc. Reaches An

Agreement in Principle to Merge With Stark Bank Group, Ltd.

Pending Regulatory and Shareholder Approval .        For Immediate Release

ANN ARBOR, Mich., NAPLES, Fla., FORT DODGE, Iowa, Nov. 4, 2005 — Pelican Financial, Inc. (AMEX: PFI), the holding company for Pelican National Bank, has reached an agreement in principle to merge with a newly formed subsidiary of Stark Bank Group, Ltd, of Fort Dodge, Iowa, Charles C. Huffman, Pelican’s Chairman and CEO, and Thomas G. Schnurr, CEO, Stark Bank Group, Ltd., jointly announced today.

Pelican National Bank, headquartered in Naples, Fla., is a full-service community bank serving the consumer and commercial sectors from locations in Naples, Bonita Springs, Cape Coral, Fort Myers, San Carlos and Sarasota, Florida. At midyear 2005, the Bank reported assets of $204 million.

Stark Bank Group Ltd., headquartered in Fort Dodge, Iowa, is the holding company for First American Bank, which operates 16 branch offices and reported assets in excess of $1 billion. First American Bank is also a full-service community bank, specializing in commercial and small business lending and treasury management.

According to the terms of the proposed agreement, shareholders of Pelican Financial, Inc. will receive $6.00 for each common share held, subject to adjustment as to the extent that certain costs incurred by PFI exceed $3.0 million and subject to an escrow account (expected to be approximately $0.20 per share) to be established to cover these costs, to the extent they may exceed $3.0 million, and to cover possible liabilities from the expected sale of certain marine loans.  This escrow will reduce the immediate cash payment to less than $6.00 per share. PFI has approximately 4.5 million common shares outstanding. The proposed all-cash deal is subject to approval by PFI shareholders and regulators, to a final due diligence by the Stark Bank Group by November 14, 2005, at which time the company expects to enter into a definitive agreement, and to other customary closing conditions.  The merger is expected to be completed in the first quarter of 2006.

The proposed agreement also requires Stark Bank Group to purchase  $4 million of a newly created series of convertible preferred stock of PFI.

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Mr. Huffman said, “This is a positive step for Pelican National Bank, its employees and customers. The Stark Bank Group brings substantial financial resources and respected banking experience to Pelican National Bank. In effect, the merger will provide PNB with additional resources to grow and compete.”

Mr. Schnurr added,  “We are delighted to increase our presence in the Southwest Florida markets. Our goal is to re-energize Pelican National Bank as a market leader and the best-in-class provider of financial products and services. PNB has an excellent staff, great products and good market position. We want to build upon these strengths. We expect to continue with most of the programs and services that PNB currently offers and augment these with the additional products and services from First American Bank.”

Additional Information about the Merger and Where to Find It

It is anticipated that the merger will be submitted to PFI shareholders for approval.  PFI will prepare proxy materials describing the merger that will be mailed to PFI’s shareholders.  These proxy materials and other relevant materials, including the definitive merger agreement, may be obtained free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, shareholders may obtain free copies of the documents that PFI files with the SEC on PFI’s website at www.PelicanFinancialInc.com or by written request directed to:

Howard Nathan

Pelican Financial Inc.

3767 Ranchero Drive

Ann Arbor, Michigan 48108.

SHAREHOLDERS OF PFI ARE URGED TO READ THESE MATERIALS AND TO READ THE DEFINITIVE PROXY MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED ITEMS. Shareholders are urged to read the proxy statement and other relevant materials before making any voting or investment decisions with respect to the proposed merger.

The executive officers and directors of PFI have interests in the proposed merger, some of which differ from, and are in addition to, those of PFI’s shareholders generally.  In addition, PFI and its executive officers and directors may be participating or may be deemed to be participating in the solicitation of proxies from the security holders of the PFI in connection with the proposed merger. Information about the executive officers and directors of PFI, their relationship with PFI and their beneficial ownership of PFI securities will be set forth in the proxy materials filed with the Securities and Exchange Commission. Shareholders may obtain additional information regarding the direct and indirect interests of PFI and its executive officers and directors in the proposed merger by reading the proxy materials relating to the merger when they become available.

Forward Looking Statements Safe Harbor

This news release contains comments or information that constitute forward-looking statements within the context of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties.  Actual results may differ materially from the results discussed in the forward-looking statements.  Factors that may cause such a difference include: risks that the proposed merger agreement will not be signed or that the merger will not be consummated on the terms disclosed or at all; risks resulting from the potential adverse effect on PFI’s business and operations of the covenants PFI made in the merger agreement; risks resulting from the decrease in the amount of time and attention that management can devote to PFI’s business while also devoting its attention to completing the proposed merger; risks associated with the increases in operating costs resulting from the additional expenses PFI has incurred and will continue to incur relating to the proposed merger; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in PFI’s filings with the Securities and Exchange Commission, available free online via EDGAR at sec.gov. PFI assumes no responsibility to update forward-looking statements.

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